Exhibit 99.1

Kodak Reports 2nd Quarter Profit; Sales Increase to $2.485 Billion

2nd Quarter Digital Revenue Up 10% to $1.636 Billion; Company Improves Cash Performance, Ends Quarter with More Than $2.3 Billion in Cash

2nd Quarter Earnings from Continuing Operations of $200 Million, up $354 Million; Results Include $270 Million from Previously Announced IRS Refund

Company Affirms 2008 Total and Digital Revenue Forecasts; Sees 2008 Earnings at Low End of Forecasted Range; Lowers Cash Generation Outlook Excluding IRS Refund

ROCHESTER, N.Y.--(BUSINESS WIRE)--Eastman Kodak Company (NYSE:EK) today reported second-quarter earnings from continuing operations of $200 million, or $0.66 per share, on sales of $2.485 billion. Kodak’s revenue from digital businesses rose 10% to $1.636 billion, driven by strong year-over-year increases in most of its digital businesses.

“Our second quarter represents another step in our journey to create a growing, profitable Kodak,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “The digital franchise that we have built performed well during the quarter. Customer acceptance of our digital plates, digital cameras, digital picture frames, retail printing systems, and consumer and commercial inkjet products remains strong.

“In our traditional business, entertainment imaging revenue improved, but unprecedented commodity cost increases across the business are presenting a headwind that we are aggressively addressing,” Perez said.

“We delivered another quarter of growth, which reinforces our confidence in the promise of our digital franchise,” Perez said. “As a result, we have decided to increase our investment in a number of product lines. In just two examples, we are increasing the projected volumes for our consumer inkjet printers for 2009 and pulling forward by three to six months the delivery date of our new Stream inkjet technology for commercial printers. The more we develop these opportunities, the more we see the value in investing to accelerate growth.”

For the second quarter of 2008:

  Sales totaled $2.485 billion, an increase of 1% from $2.468 billion in the second quarter of 2007. Revenue from digital businesses totaled $1.636 billion, a 10% increase from $1.487 billion in the prior-year quarter. Film, Photofinishing, and Entertainment Group revenue totaled $847 million, a 14% decline from $980 million in the second quarter of 2007.
  The company’s second-quarter earnings from continuing operations, before interest expense, other income (charges), net, and income taxes improved by $207 million to $18 million, compared with a loss on the same basis of $189 million in the year-ago quarter.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported second-quarter earnings from continuing operations of $200 million, or $0.66 per share, compared with a loss on the same basis of $154 million, or $0.53 per share, in the year-ago period. Items of net benefit that impacted comparability in the second quarter of 2008 totaled $245 million after tax, or $0.79 per share. The most significant item included a $270 million gain, or $0.88 per share, from interest earned on a tax settlement with the U.S. Internal Revenue Service, partially offset by other items of net expense totaling $0.09 per share. Items of net expense that impacted comparability in the prior-year quarter totaled $266 million after tax, or $0.92 per share, primarily due to restructuring charges, partially offset by gains on sales of assets and businesses.

Other second-quarter 2008 details:

  Gross Profit margin was 23.5% for the quarter, down from 26.1% in the year-ago period, primarily attributable to product mix and significant year-over-year increases in silver, aluminum, petroleum-based and other raw material costs.
  Selling, General and Administrative expenses were $435 million in the second quarter, unchanged from the year-ago quarter. As a percentage of revenue, SG&A was 17.5%, compared with 17.6% in the year-ago quarter.
  Second-quarter cash generation before dividends, including the refund from the IRS settlement, was $389 million, a $640 million increase from the year-ago period. This corresponds to net cash provided by operating activities from continuing operations on a GAAP basis of $158 million in the second quarter, compared with net cash used of $298 million in the second quarter 2007. This increase in cash provided by operating activities from continuing operations on a GAAP basis is due primarily to $275 million of cash received for interest associated with the previously announced IRS settlement, lower restructuring cash payments, and improvements in working capital.

  The company’s debt level stood at $1.355 billion as of June 30, 2008, a reduction of $242 million as compared to the year-end 2007 debt level of $1.597 billion.
  Kodak held $2.308 billion in cash and cash equivalents as of June 30, 2008.

Segment sales and results from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group sales for the second quarter were $756 million, a $109 million, or 17% increase from the prior-year quarter. Loss from operations for the segment was $49 million, compared with a loss of $51 million in the year-ago quarter. This loss was driven by increased investments in the consumer inkjet and image sensor businesses, partially offset by continued earnings improvement in digital cameras and devices. Kodak continues to expand its innovative consumer product portfolio. Earlier this month, the company introduced the KODAK Theatre HD Player and the KODAK Zi6 Pocket Video Camera, the latest in a series of product innovations. In June, Motorola announced the MOTOZINE ZN5, the first camera phone to offer KODAK Imaging Technology. Kodak also introduced two new breakthroughs in image sensor technology, including the world’s first one-quarter inch, 1.4 micron, 5-megapixel CMOS sensor, which enables a new level of image resolution and low-light performance in a small optical format. The company also recently introduced the world’s first 50-megapixel CCD sensor, which will power the new Hasselblad H3DII-50 digital camera and will enable professional photographers to capture digital images with unprecedented resolution and detail.
  Graphic Communications Group sales for the second quarter were $880 million, a $40 million, or 5%, increase from the year-ago quarter, led by increased sales of digital plates. Earnings from operations for the segment totaled $13 million, compared with earnings of $29 million in the year-ago quarter. This earnings decline was primarily driven by higher aluminum costs, seasonality in equipment and workflow sales associated with drupa, and increased investment in the company’s digital printing businesses. These include costs to develop and commercialize KODAK Stream technology, a continuous inkjet printing system that provides offset class reliability, productivity, cost and quality with the full benefits of variable data digital printing. Stream technology was among 25 new products that the company successfully introduced at drupa and which generated a significant order volume that the company is now beginning to fulfill.

  Film, Photofinishing and Entertainment Group second-quarter revenue was $847 million, down from $980 million in the year-ago quarter, representing a decrease of 14%, reflecting decreased sales volume of consumer photographic film and photofinishing, partly offset by increased entertainment imaging sales. Earnings from operations for the segment were $54 million, compared with $121 million in the year-ago quarter. These results reflect product cost increases driven by significantly increased silver and other raw material costs, combined with the effects of lower sales volumes, partly offset by decreased SG&A costs and lower depreciation expenses related to the company’s change in useful life assumptions regarding its traditional manufacturing assets.

“We have built a great portfolio of digital businesses and we have exciting new product introductions planned for the remainder of the year,” Perez said. “While we face challenges today from rising raw material prices and a soft economy, our view of the future remains confident and optimistic. Our Board’s recent decision to repurchase up to $1.0 billion of our own outstanding shares and the increased investment in our most promising digital businesses underscore the confidence we have in our ability to create significant value for our shareholders.”

Updated 2008 Outlook

For 2008, Kodak remains focused on three key financial metrics, as it transforms itself into a growing company with sustained profitability: revenue growth, driven by digital businesses, earnings from continuing operations, and cash generation.

The company today provided an updated outlook for 2008 performance against these metrics, as a result of recent significant increases in commodity costs on a worldwide basis, the impact of pricing and actions that the company is taking to increase productivity in response to these increased costs, and the previously announced benefit to depreciation expense from lengthening the useful life assumptions of its film and paper manufacturing assets.

Kodak continues to forecast total company revenue growth in the range of 0% to 2% and digital revenue growth in the range of 7% to 10%.

The company previously forecasted earnings from operations, a non-GAAP measure, in the range of $400 million to $500 million and now expects 2008 results to be in the lower end of that range. This corresponds to forecasted 2008 GAAP earnings from continuing operations before interest expense, other income (charges), net, and income taxes, at the lower end of the range of $400 million to $480 million, including pre-tax charges in the range of $80 million to $100 million for carryover restructuring and other rationalization costs.

Finally, the company originally estimated 2008 cash generation before dividends to be in the range of $400 million to $500 million. Kodak now expects 2008 cash generation before dividends will be in the range of $725 million to $825 million, including the previously announced IRS tax settlement of $575 million, net of state taxes to be paid in 2008. This corresponds to net cash provided by operating activities, on a GAAP basis, in the range of $850 million to $950 million. Factors impacting cash are: higher commodity costs versus plan, in the range of $125 million to $175 million; earnings-related reductions associated with revenue declines in consumer film and photofinishing; additional investments in consumer inkjet, digital printing and workflow solutions; increased expenditures for commercial capital to drive continued revenue growth; slightly higher rationalization payments, reflecting enhanced emphasis on continued cost reductions; and impacts from the Hollywood writers strike along with first quarter outflows for agreements and settlements that will impact the total year. The company will also receive lower interest income based upon projected cash balances and interest rates.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: 913-312-1476, access code 7142813. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time today by dialing 719-457-0820 access code 7142813. The playback number will be active until Thursday, August 7 at 5:00 PM (Eastern time).

For those wishing to participate via an Internet Broadcast, please access our Kodak.com Investor Relations webpage at:

http://www.kodak.com/go/invest

The conference call audio will be archived and available for replay on this site approximately one hour following the live broadcast.

About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

To learn more, visit www.kodak.com, and our blogs: www.1000words.kodak.com, and www.PluggedIn.kodak.com.

Editor’s Note: Kodak corporate news releases are now offered via RSS feeds. To subscribe, visit www.kodak.com/go/RSS and look for the RSS symbol. In addition, Kodak podcasts are viewable at www.kodak.com/go/podcasts. Podcasts may be downloaded for viewing on iTunes, Quicktime, or other PC-based media players. Users may also subscribe to Kodak podcasts via the iTunes store by typing “Kodak Close Up” in the search field at the top of the iTunes Store window.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company’s expectations for revenue growth, earnings, cash, product introductions, rationalization and restructuring charges are forward looking statements.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including our successful:

  execution of the digital growth and profitability strategies, business model and cash plan;
  management of our global shared services model including outsourced functions;
  implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  execution of our planned process-driven productivity gains;
  commercialization of our breakthrough technologies;
  expansion of our product portfolios in each of our business segments;
  ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
  reduction of inventories;
  integration of acquired businesses and consolidation of the Company's subsidiary structure;
  improvement in manufacturing productivity and techniques;
  improvement in working capital management and cash conversion cycle;
  continued availability of essential components and services from concentrated sources of supply;
  implementation of, and performance under, the Company’s share repurchase program;
  improvement in supply chain efficiency and dependability; and
  implementation of the strategies designed to address the decline in the Company's traditional businesses.

The forward-looking statements contained in this press release are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
  competitive actions, including pricing;
  uncertainty generated by recent volatility in the commercial paper, debt and equity markets;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  changes in market growth;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.

2008

Eastman Kodak Company

Second Quarter 2008 Results

Non-GAAP Reconciliations

Within the Company's second quarter 2008 earnings release, reference is made to certain non-GAAP financial measures, including “revenue from digital businesses”, “cash generation before dividends”, “2008 digital revenue growth outlook”, “updated 2008 earnings from operations outlook” and “updated 2008 cash generation before dividends outlook”. Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

The following table reconciles revenue from digital businesses, revenue from digital businesses growth, traditional revenue and traditional revenue decline to the most directly comparable GAAP measures of consolidated revenue and consolidated revenue growth (dollar amounts in millions):

			Growth/
	Q2 2008	Q2 2007	(Decline)

Revenue from digital businesses, as presented	$1,636	$1,487	10%
Film, Photofinishing, and Entertainment Group revenue, as presented	847	980	-14%
All Other revenue	2	1	100%
Consolidated revenue (GAAP basis), as presented	$2,485	$2,468	1%

The following table reconciles cash generation before dividends to the most directly comparable GAAP measure of net cash provided by (used in) operating activities (dollar amounts in millions):

	Q2 2008	Q2 2007	Cash Impact

Cash generation before dividends, as presented	$389	$(251)	$ 640 Increase in cash provided
IRS refund - discontinued operations	(300)	-
Cash generation before dividends from continuing operations	89	(251)
Net proceeds from sales of businesses/assets	(2)	(106)
Free cash flow	87	(357)
Additions to properties	71	59
Net cash provided by (used in) continuing operations from operating activities (GAAP basis), as presented	158	(298)
Net cash provided by (used in) discontinued operations from operating activities (GAAP basis), as presented	300	(73)
Net cash provided by (used in) operating activities (GAAP basis), as presented	$458	$(371)

The 2008 digital revenue growth outlook, as presented, of 7% to 10% corresponds to the most directly comparable GAAP measure of 2008 total company revenue growth outlook of 0% to 2%. Items to reconcile from the 2008 digital revenue growth outlook to 2008 total company revenue growth outlook are expected 2008 traditional and all other revenue declines of 12% to 14%.

The following table reconciles updated 2008 earnings from operations outlook to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes outlook (dollar amounts in millions):

	Original	Updated
	2008	2008
	Outlook	Outlook

Earnings from operations outlook, as presented	$400-$500	$400-$500
Restructuring/rationalization costs	$(60)-$(80)	$(80)-$(100)
Other discrete items	$20-$(20)	$80
Earnings from continuing operations before interest expense, other income (charges), net and income taxes outlook (GAAP basis), as presented	$360-$400	$400-$480

The following table reconciles updated 2008 cash generation before dividends outlook to the most directly comparable GAAP measure of net cash provided by operating activities outlook (dollar amounts in millions):

	Original	Updated
	2008	2008
	Outlook	Outlook

Cash generation before dividends outlook, as presented	$400-$500	$725-$825
Additions to properties, net of proceeds from the sales of businesses/assets	$175-$125	~$125
Net cash provided by operating activities outlook, (GAAP basis), as presented	$575-$625	$850-$950

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the second quarter of 2008 and 2007, respectively.

	2008		2007
(in millions, except per share data)
	$	EPS	$	EPS

Earnings (loss) from continuing operations - GAAP	$200		$(154)
Interest on convertible securities	5		-
Adjusted earnings (loss) from continuing operations available to common stockholders	205	$0.66	(154)	$(0.53)

Items of Comparability - Expense/(Income):

COGS
- Rationalization charges	2		-
- Charges for accelerated depreciation in connection with the focused cost reduction actions	2		15
- Charges for inventory writedowns in connection with focused cost reduction actions	-		6
Subtotal	4	0.01	21	0.07

Selling, general, and administrative costs
- Rationalization charges	2
Subtotal	2	0.01	-	-

Restructuring costs (curtailment gains) and other
- Gains on curtailment due to focused cost reduction actions	(1)		-
- Charges (credits) for focused cost reduction actions	(2)		295
Subtotal	(3)	(0.01)	295	1.03

Other Operating Income/(Expenses), Net
- Gains on sale of assets and businesses, net	(7)		(39)
- Impairment of property related to focused cost reduction actions	-		6

Subtotal	(7)	(0.02)	(33)	(0.12)

Other Income/(Charges)
Support for an educational institution	10
	-		-
Subtotal	10	0.03	-	-

Provision (benefit) for income taxes
- Audit settlement, establishment of foreign valuation allowances and adjustments of uncertain tax positions	-		36	0.13
- IRS Tax Refund	(270)	(0.88)
- Other discrete tax items	18	0.07
- Tax impacts of the above-mentioned items, net	1		(53)	(0.19)
Subtotal	(251)	(0.81)	(17)	(0.06)

CONTACT:
Eastman Kodak Company
Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Barbara Pierce, +1 585-724-5036
barbara.pierce@kodak.com
or
Investor Relations:
Ann McCorvey, + 1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, + 1 585-724-0982
angela.nash@kodak.com